UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

Filed by the Registrant    ☑                   Filed by a Party other than the Registrant    ☐

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☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

HEARTLAND, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Heartland, Inc.
1005 N. 19th Street
Middlesboro, KY  40965
606-248-7323

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD *, 2011

A Special Meeting of Stockholders of Heartland, Inc. (the "Company") will be held at the Company’s Middlesboro offices located at 1005 N. 19th Street, Middlesboro, KY  40965 on *, 2011, at 10:00 a.m. local time for the following purposes:

1.	To approve an amendment to our Certificate of Incorporation to effect a reverse stock split of our common stock of 1-for-2,000; and

2.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only stockholders of record at the close of business on *, 2011 will be entitled to vote at the meeting. Each of these stockholders is cordially invited to be present and vote at the meeting in person. For ten days prior to the meeting, a complete list of stockholders of record entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at the Company’s office.

By Order of the Board of Directors

HEARTLAND, INC.

/s/ Thomas Miller
Middlesboro, Kentucky	THOMAS MILLER
*, 2011	Secretary

You are cordially invited to attend the meeting. However, whether or not you plan to attend the meeting in person, please complete, date and sign the accompanying proxy and mail it promptly in the return envelope to assure that your shares are represented at the meeting. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

HEARTLAND, INC.
PROXY STATEMENT

FOR SPECIAL MEETING OF STOCKHOLDERS

*, 2011

INTRODUCTION

General

Heartland, Inc. is soliciting the enclosed proxy for use at a Special Meeting of Stockholders to be held at 10:00 a.m. local time on *, *, 2011, and at any adjournments or postponements of the Special Meeting.  We will hold the meeting at our offices at 1005 N. 19th Street, Middlesboro, KY  40965.  We are soliciting proxies for the purposes of: (1) approving an amendment to our Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio of 1-for-2,000; and (2) transacting such other business as may properly come before the Special Meeting and any adjournments or postponements of the Special Meeting. The approximate date when this proxy statement and accompanying form of proxy are first being sent to stockholders is *, 2011.

Solicitation

This solicitation is made on behalf of our Board of Directors. Costs of the solicitation will be borne by us. Our directors, officers and employees and our subsidiaries may also solicit proxies by telephone, fax or personal interview. No additional compensation will be paid to such directors, officers or employees or subsidiaries for such services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders. We have not retained a third party to perform any service normally associated with securing votes from stockholders in connection with a Special Meeting.  As we intend to solicit all votes internally, the costs of printing, mailing, contacting banks, brokers and proxy intermediaries, soliciting votes and other activities related to the solicitation are estimated to be minimal.

Voting

Holders of record of our common stock as of the close of business on *, 2011 are entitled to receive notice of, and to vote at, the Special Meeting. The outstanding common stock constitutes the only class of our securities entitled to vote at the Special Meeting, and each share of common stock entitles the holder to one vote. At the close of business on *, 2011, there were * shares of common stock issued and outstanding. Two or more stockholders representing a majority of the outstanding shares must be present in person or by proxy to constitute a quorum for the Reverse Stock Split of business at the Special Meeting.

Our transfer agent, Securities Transfer Corp., will determine whether or not a quorum is present, and tabulate votes cast by proxy or in person at the Special Meeting.

Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR:

●	the approval of an amendment to our Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio of 1-for-2,000;

●
With respect to any other business that may properly come before the Special Meeting and be submitted to a vote of stockholders, proxies received by the Board will be voted in accordance with the best judgment of the designated proxy holders. Any proxy may be revoked at any time before it is exercised by filing with the Secretary an instrument revoking it or by submitting prior to the time of the Special Meeting a duly executed proxy bearing a later date. Stockholders who have executed and returned a proxy and who then attend the Special Meeting and desire to vote in person are requested to so notify the Secretary prior to the time of the Special Meeting.

Shares represented by proxies that reflect abstentions or “broker non-votes” ( i.e., shares held by a broker or nominee which are represented at the Special Meeting, but with respect to which such broker or nominee is not empowered to vote on a “non-routine” proposal or proposals) will be counted as shares that are present for purposes of determining the presence of a quorum.

Proposal No. 1 requires the approval of two-thirds of the shares of common stock entitled to vote on the proposal.  Abstentions and broker non-votes have the same effect as negative votes on Proposal No. 1.  Proposal No. 1 to approve an amendment to our Certificate of Incorporation to effect a reverse split is considered a routine matter and, as such, your broker may vote your shares without receiving your voting instructions.

Voting Electronically

Stockholders whose shares are registered in their own names may vote by mail or electronically over the Internet or by facsimile.  Instructions for voting over the Internet or by facsimile are set forth in the enclosed proxy card. The Internet and telephone voting facilities will close at * on *, 2011, on the Special Meeting day.  If your shares are held in street name, the voting instruction form should indicate whether the institution has a process for beneficial holders to provide voting instructions over the Internet or by telephone. If your voting instruction form does not reference Internet or telephone information, please complete and return the paper voting instruction form in the self-addressed, postage-paid envelope provided. Shareholders who vote over the Internet or by facsimile need not return a proxy card by mail.

GENERAL INFORMATION

The Company currently manages its business as three operational segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision makers. The three operational segments we currently report are:

●
Mound – Steel Fabrication – Primarily focused on the fabrication of metal products including structural steel, steel stairs and railings, bar joists, metal decks, and other miscellaneous steel products.

●	Lee Oil – Oil Distribution – Primarily focused on the wholesale and retail distribution of petroleum products including those sold to the motoring public through our retail locations.

●	Heartland Steel – Wholesale Steel – This is a startup segment of the business that we are working to develop into full fledged service center for the distribution of steel products.

Our principal executive offices are located at 1005 N. 19th Street, Middlesboro, KY  40965. Our telephone number is 606-248-7323.

PROPOSAL NO. 1

APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT

The Board of Directors has considered, deemed advisable, adopted a resolution approving and recommends to the stockholders for their approval of a proposed amendment to our Certificate of Incorporation to authorize the Board to effect a reverse stock split. Under this proposed amendment, 2,000 of outstanding shares of common stock would be combined into one share of common stock (the “Reverse Stock Split”).

If approved by the stockholders, the Board would have discretion to implement the Reverse Stock Split of 1-for-2,000. The actual timing for implementation of the Reverse Stock Split would be determined by the board based upon its evaluation as to when such action would be most advantageous to the Company and its stockholders. However, our current intention is to effect the Reverse Split promptly after the Shareholders’ Meeting.

The text of the form of amendment to our Certificate of Incorporation that would be filed with the Secretary of State of the State of Maryland to effect the Reverse Stock Split is set forth in Appendix A to this proxy statement; provided, however, that such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Maryland and as the board deems necessary and advisable to effect the Reverse Stock Split. If the Reverse Stock Split is approved by the stockholders and following such approval the Board determines that a Reverse Stock Split is in the best interest of the Company and its stockholders, our Certificate of Incorporation would be amended accordingly.

The board recommends the Reverse Stock Split.

Overview

The Reverse Stock Split will consist of the following steps:

•	The Reverse Stock Split will take effect on the date (the “Effective Date”) that the Maryland Secretary of State accepts for filing certificates of amendment to our Certificate of Incorporation.

•
Each holder holding a fractional share after effecting the Reverse Stock Split will receive cash instead of a fractional share. The Company will pay each of these holders an amount in cash equal to the fair value at the time of the Reverse Stock Split (the “Cash-Out Price”).

The Board retains the discretion to abandon the Reverse Stock Split even if the stockholders approve them. The Board currently expects that the costs will remain within the acceptable range and plans to complete the Reverse Stock Split, if it is approved by the stockholders, which is expected given that three shareholders hold in excess of 70% of the issued and outstanding shares of common stock. However, after the Special Meeting, the Board will meet and consider whether or not the Reverse Stock Split remains in the best interest of the Company and its stockholders. The Board desires to complete the Reverse Stock Split for the lowest cost possible, consistent with reducing the number of holders, both of record and beneficial holders, to less than 300. The Company is dependent on maintaining a stable financial condition to continue its operations as currently conducted, and the Board does not want to significantly lower the Company’s liquidity or incur debt on terms unsatisfactory to the Company in order to complete the Reverse Stock Split. A number of factors or situations could cause the Board to decide to abandon the Reverse Stock Split even if approved by the stockholders. These factors or situations include:

•
Both control of the total costs of the Reverse Stock Split and the reduced number of holders needs to be achieved. Should the Company not be able to sufficiently reduce the number of holders, within a total maximum dollar expenditure amount acceptable to the Board, to a level that reasonably assures that the Company would not revert to a public reporting entity in the foreseeable future after the Reverse Stock Split is completed, then the Board would likely abandon the Reverse Stock Split.

•	It is possible that the Board will abandon the Reverse Stock Split should the overall expenditure necessary to complete it exceed acceptable limits.

•
Even if the overall cost of the Reverse Stock Split is within the budgetary guideline set by the Board, the Board may decide to abandon the Reverse Stock Split should the then economic conditions or the financial condition of the Company, or their outlook, be such that in the judgment of the Board it is no longer advisable to use its cash resources or incur debt to effect the Reverse Stock Split.

•
In the event the Company has insufficient cash or is unable to secure debt on terms satisfactory to the Company necessary to complete the Reverse Stock Split, the Board would likely abandon or postpone the Reverse Stock Split.

Purpose of and Reasons for the Reverse Stock Split

The Reverse Stock Split is a part of a plan to make the Company a non-Securities and Exchange Commission (“SEC”) reporting company in what is commonly referred to as a “going private” transaction. In connection with the going private transaction, the shares of Common Stock will no longer be quoted on the OTCBB or the OTCQB and trades in such shares would only be possible through privately negotiated transactions or, if the Company qualifies, in the OTC Markets® (a centralized quotation service that collects and publishes market maker quotes for securities). The Board has concurred that the Reverse Stock Split is fair to, and in the best interests of, all of our unaffiliated stockholders, including those being cashed out pursuant to the terms of the Reverse Stock Split. Our reasons for proposing the Reverse Stock Split include:

•
The current financial condition of the Company and the need for the Company to restructure and downsize its operations with the objective of significantly reducing its costs and positioning the Company to fully fund its operations through future cash flows.

•
The significant costs savings that we expect to realize as a result of the termination of the registration of our Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•
The fact that we have not realized many of the benefits associated with being a publicly-traded company, such as enhanced stockholder value, stock liquidity, business credibility and the ability to use company stock as currency for acquisitions, due to the limited liquidity and low market price of our Common Stock.

•
The additional savings in terms of our management’s and employees’ time that will no longer be spent preparing the periodic reports required of publicly traded companies under the Exchange Act, managing stockholder relations and communications and complying with OTCBB trading requirements.

•	The decrease in expenses resulting from no longer being required to service a relatively large number of stockholders holding small positions in our Common Stock.

•	The reduced premiums for our directors’ and officers’ insurance policies as a result of us no longer being a public reporting company.

•
The ability to control the dissemination of certain business information, which is currently disclosed in our periodic reports and, accordingly, made available to our competitors, vendors, customers and other interested parties, potentially to our detriment.

•	The ability to gain greater operational flexibility by being able to focus on long-term growth without an undue emphasis on short-term fluctuations in the market price of our Common Stock.

Effects of the Reverse Stock Split

As a result of the Reverse Stock Split:
•

The number of record holders of our Common Stock will be reduced below 300, which will allow us to terminate the registration of our Common Stock under the Exchange Act. Accordingly, upon deregistration we will no longer be subject to any reporting requirements under the Exchange Act or the rules of the SEC applicable to public companies. We will, therefore, cease to file annual, quarterly, current, and other reports and documents with the SEC, and stockholders will cease to receive annual reports and proxy statements. Persons that remain our stockholders after the Reverse Stock Split and subsequent deregistration are effected will, therefore, have access to much less information about us and our business, operations and financial performance. We will also no longer be subject to the provisions of the Sarbanes-Oxley Act of 2002 and the liability provisions of the Exchange Act, including the requirement that our officers certify the accuracy of our financial statements, and our officers and directors will no longer be subject to the reporting requirements of Section 16 of the Exchange Act or be subject to the prohibitions against short-swing profits. In addition, our shares of Common Stock will no longer trade on the OTCBB and trades in such shares would only be possible through privately negotiated transactions or, if the Company qualifies, in the OTC Markets.

•

Holders of fractional shares of our Common Stock after effecting the Reverse Stock Split will receive cash in exchange for the shares of our Common Stock held by them and will no longer be stockholders or have any ownership interest in us and shall cease to participate in any of our future earnings and growth. The cash payment will be fair value as determined by the Board of Directors as of the date of the Reverse Stock Split.

Fairness of the Reverse Stock Split

The Board has unanimously approved the Reverse Stock Split. The Board has determined that the Reverse Stock Split and the price to be paid for the fractional shares resulting from the Reverse Stock Split are substantively and procedurally fair to and in the best interest of us and our unaffiliated stockholders (including both unaffiliated stockholders who will remain stockholders and those whose entire interest will be cashed out).

The Board considered various factors regarding the substantive fairness of the Reverse Stock Split including the following:

•
The direct and indirect cost savings to be realized from the elimination of expenses related to our disclosure and reporting requirements under the Exchange Act and the need for the Company to continue to reduce its expenses given its current financial condition.

•	The fact that the Reverse Stock Split will apply to all stockholders.

•	There are no unusual conditions to the consummation of the Reverse Stock Split.
•

The likely reduction in the liquidity for our Common Stock following our termination of our Exchange Act registration and periodic reporting and the possible significant decrease in the value of the shares of Common Stock.

•	The reduction in publicly available information about us that will result from the Reverse Stock Split.
•	The inability of stockholders whose interests are cashed out in the Reverse Stock Split to participate in any future increases in the value of our Common Stock.

Effect on Options, Warrants and Other Securities

All outstanding shares of options, warrants, notes, debentures and other securities entitling their holders to purchase shares of the Company's Common Stock will be adjusted as a result of the reverse stock split, as required by the terms of these securities.  In particular, the conversion ratio for each instrument would be reduced, and the exercise price, if applicable, will be increased, in accordance with the terms of each instrument and based on the reverse stock split ratio.  Also, the number of shares reserved for issuance under the Company's existing stock option plans will be reduced proportionally based on such ratio.

Authorized Shares of Common Stock

The reverse stock split will not change the number of authorized shares of the Company's Common Stock as designated by the Company's Articles of Incorporation, as amended.  Therefore, because the number of issued and outstanding shares of Common Stock will decrease, the number of shares remaining available for issuance of the Company's Common Stock will increase.

Procedure for Effecting the Reverse Stock Split and Exchange of Stock Certificates

As of the effective date of the reverse stock split, each certificate representing shares of the Company's Common Stock before the reverse stock split will be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of Common Stock resulting from the reverse stock split.  All options, warrants, convertible debt instruments and other securities will also be automatically adjusted on the effective date.

The Company anticipates that its transfer agent will act as the exchange agent for purposes of implementing the exchange of stock certificates.  As soon as practicable after the effective date, stockholders and holders of securities convertible into the Company's Common Stock will be notified of the effectiveness of the reverse split.  Stockholders of record will receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or "street name" will not be required to take any further actions to effect the exchange of their certificates.  Instead, the holder of the certificate will be contacted.

No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.  Until surrender, each certificate representing shares before the reverse stock split will continue to be valid and will represent the adjusted number of shares based on the exchange ratio of the reverse stock split, rounded up to the nearest whole share.  Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

Fractional Shares

The Company will not issue fractional shares in connection with any reverse stock split. Instead, any fractional share resulting from the reverse stock split will receive a fair value cash payment in lieu of a whole share.

Accounting Consequences

The par value of the Company's Common Stock will remain unchanged after the reverse stock split.  Also, the capital account of the Company will remain unchanged, and the Company does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

Federal Income Tax Consequences

The following is a summary of material federal income tax consequences of the reverse stock split and does not purport to be complete.  It does not discuss any state, local, foreign or minimum income or other tax consequences.  Also, it does not address the tax consequences to holders that are subject to special tax rules, including banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities.  The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well prospectively.  This summary also assumes that the shares are held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment).  The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of the stockholder. Each stockholder is urged to consult with the stockholder's own tax advisor with respect to the consequences of the reverse stock split.

No gain or loss should be recognized by a stockholder upon the stockholder's exchange of shares pursuant to the reverse stock split.  The aggregate tax basis of the shares received in the reverse stock split would be the same as the stockholder's aggregate tax basis in the shares exchanged.  The stockholder's holding period for the shares would include the period during which the stockholder held the pre-split shares surrendered in the reverse stock split.

The Company's beliefs regarding the tax consequence of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.  The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Vote Required; Manner of Approval

Approval to effect a reverse stock split requires, under the Corporation Law of the State of Maryland, unless the articles of incorporation of the Company provide otherwise, the affirmative vote of the holders of two thirds of the outstanding shares of voting stock of the Company.

 THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AUTHORIZATION FOR THE REVERSE STOCK SPLIT AT A RATIO OF 2,000 TO 1.

By Order of the Board of Directors

HEARTLAND, INC.

/s/ Thomas Miller
Middlesboro, KY	THOMAS MILLER
*, 2011	Secretary

STOCKHOLDERS OF RECORD ON NOVEMBER 10, 2011 MAY OBTAIN COPIES OF OUR ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS) AND ALL AMENDMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY WRITING TO INVESTOR RELATIONS, HEARTLAND, INC. AT OUR CORPORATE OFFICES.

APPENDIX A
ARTICLES OF AMENDMENT

Heartland, Inc.

a Maryland corporation hereby certifies to the State Department of Assessments and Taxation of Maryland that:

The charter of the corporation is hereby amended as follows:

The charter of the corporation is hereby amended by inserting new paragraph L of Article Sixth to read as follows:

(M) The issued and outstanding shares of the Corporation’s common stock shall be reverse split, on two thousand (2,000) to one (1) share ratio, with each two thousand (2,000) currently issued and outstanding shares of the Corporation’s common stock being replaced by one (1) share of post-split common stock.  Par value shall remain unchanged.  All other rights and privileges of the common stock shall remain unchanged.  Preferred stock shall not be affected by this Amendment.   Any holders of fractional shares resulting from the reverse stock split will receive cash for the fair value of the fractional share as of the date of payment.  The effective date of the reverse split is December 14, 2011 or such other date determined by the Board of Directors.

This amendment of the charter of the corporation has been approved by

The directors and the shareholders holding in excess of two thirds of the outstanding shares of common stock approved the amendment.

We the undersigned President and Secretary swear under penalties of perjury that the foregoing is a corporate act.

Secretary                                                                President

Return address of filing party:

1005 N. 19th Street,

Middlesboro, Kentucky 40965